                                                                    EXHIBIT 99.1

[GENCORP LOGO]

NEWS RELEASE

INVESTOR CONTACT: YASMIN SEYAL
                  SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                  916-351-8585

PRESS CONTACT:    LINDA BEECH CUTLER
                  VICE PRESIDENT, CORPORATE COMMUNICATIONS
                  916-351-8650

FOR IMMEDIATE RELEASE

                   GENCORP 2ND QUARTER SALES OF $315 MILLION,
                           EARNINGS OF $0.21 PER SHARE

SACRAMENTO, CA., June 26, 2003 -- GenCorp Inc. (NYSE: GY) today reported second quarter 2003 earnings of $10 million, or $0.21 per share, compared to $6 million, or $0.14 per share, for the second quarter 2002. Earnings for the first six months of 2003 were $13 million, or $0.30 per share compared with $9 million, or $0.21 per share last year. The earnings improvements reflect increased operating profits from the GDX Automotive and Fine Chemicals segments. Compared with the prior year, pre-tax income from employee retirement benefit plans was $9 million lower for the second quarter, and $19 million lower for the first six months.

      Sales for the second quarter 2003 were $315 million, a 4% improvement over the second quarter 2002. Sales for the first six months of 2003 were $586 million, a 6% improvement over last year. Sales increases for both periods include the effect of Aerojet's acquisition in October 2002 of the Redmond, Washington operations (the former General Dynamics Space Propulsion and Fire Suppression business) as well as increased volume at Fine Chemicals and favorable foreign currency exchange rates at GDX Automotive.

"The second quarter 2003 results reflect continued steady operating improvements at all of our businesses," said Terry L. Hall, president and CEO. "Fine Chemicals continued to experience strong demand in the second quarter, which contributed to an operating profit improvement of $5 million when compared to the operating loss of $1 million in the second quarter last year. While the outlook for this business remains favorable, we do not expect operating margins for the rest of the year to continue at levels experienced in the first half of 2003 due primarily to changes in product mix. GDX Automotive also had a good quarter, despite facing increasing pricing pressures from its customers."

Mr. Hall continued, "We are making good progress towards achieving key strategic objectives, including steps toward realizing more of the value of our real estate holdings. Additionally, our Aerospace and Defense segment reached a major milestone this quarter when Aerojet announced its agreement to acquire the propulsion business of Atlantic Research Corporation. With this acquisition, we expect that 2004 revenues of the Aerospace and Defense segment will double from 2002 levels, and that this segment will become a more substantial contributor to GenCorp's earnings," concluded Mr. Hall.

OPERATIONS REVIEW

GDX Automotive

GDX Automotive sales for the second quarter 2003 were $214 million, up 2% from a year ago. Sales for the first six months were $405 million, also up 2% from last year. Sales increases for both periods reflect favorable currency exchange rates, offset in part by lower volumes and increased price concessions to major customers.

Operating profit for the second quarter was $16 million compared to $14 million a year ago. For the first six months, operating profit was $21 million, up $1 million from last year. Profit improvements for both periods reflect operating efficiencies and cost reductions and favorable currency exchange rates, offset in part by increased price concessions, lower sales volumes and lower income from employee retirement benefit plans of $2 million for the second quarter and $4 million for the first six months.

Aerospace and Defense

Aerospace and Defense sales for the second quarter 2003 were $84 million, unchanged from the second quarter 2002. Sales for the first six months of 2003 were $147 million compared to $138 million last year. Sales from the Redmond, Washington operations contributed $14 million in the second quarter and $26 million in the first six months. Programs also contributing to sales gains included liquid and solid systems for Missile Defense applications, Boeing HyFly and Atlas V, while lower volumes were experienced on various other programs, including NASA programs substantially completed in 2002.

Operating profit for the second quarter 2003 was $11 million compared to $14 million in the second quarter 2002. For the first six months of 2003, operating profit was $20 million compared to $30 million last year. The profit declines include lower income from employee retirement benefit plans of $5 million for the second quarter and $10 million for the first six months. Also impacting profits were contributions from the Redmond, Washington operations and increased volumes on programs for liquid and solid systems for Missile Defense applications, offset by decreased profit contributions from other programs.

During the second quarter 2002, Aerojet recorded an unusual charge of $6 million for the final purchase price adjustment on the 2001 sale of its EIS business.

On May 5, 2003, Aerojet announced an agreement to acquire the propulsion business of Atlantic Research Corporation (ARC Propulsion), a subsidiary of Sequa Corporation, for $133 million. The Company continues to provide additional documentation to the Federal Trade Commission (FTC) following the Company's Hart-Scott-Rodino filing, which it re-filed with the FTC and Department of Justice on June 10, 2003. The Company expects to receive regulatory and other approvals, and close this transaction in late summer.

Contract backlog was $713 million at the end of the second quarter 2003 compared to $773 million as of November 30, 2002. Funded backlog, which includes only those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received from a commercial customer, was $344 million at the end of the second quarter 2003 compared to $416 million as of November 30, 2002. Funding for the Titan program was restructured in the first quarter 2003, reducing funded backlog by $58 million. Aerojet expects this funding to be incrementally restored in future years.

Fine Chemicals

Fine Chemicals sales in the second quarter totaled $17 million compared to $10 million in the prior year. For the first six months, sales were $34 million compared to $15 million a year ago. As a contract manufacturer and ingredient supplier to pharmaceutical and biotechnology companies, Fine Chemical's sales trends reflect, to a large extent, demand for its customers' end products.

Operating profit for the second quarter was $4 million, compared to a loss of $1 million in the prior year. For the first six months of 2003, operating profit was $6 million, compared to a loss of $4 million a year ago. The operating profit improvements reflect higher sales volumes, operating improvements, and higher capacity utilization. While the outlook for AFC's business remains favorable, operating margins for the rest of the year are expected to decline from the first half due primarily to changes in product mix.

Corporate and Other Expenses

Interest expense increased to $6 million in the second quarter 2003 from $4 million in the prior year. For the first six months, interest expense increased to $11 million from $7 million last year. The increase is due primarily to additional debt incurred for the acquisition of the Redmond, Washington operations in October 2002.

Corporate and other expenses increased to $10 million in the second quarter from $6 million last year, reflecting lower income from employee retirement benefit plans, higher professional service fees and compensation costs. Corporate and other expenses were $16 million in the first six months, up $1 million from a year ago. Costs last year included $6 million for the accounting review of prior periods' results.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, asset sales or other strategic transactions.

The Company has previously stated that it expects earnings per share for 2003, before the effect of the ARC Propulsion acquisition, which is still subject to approvals, to be in the range of $0.41 to $0.46 per share. The Company reaffirms its earnings outlook with a bias toward the upper end of the range and expects earnings for the third quarter 2003 to be in the range of $.04 to $.06 per share. Third quarter results reflect the expected effect of seasonally lower operating profits from the Company's GDX Automotive segment.

FORWARD LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements may present (without limitation) management's expectations, beliefs, plans and objectives, future financial performance and assumptions or judgments concerning such matters. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements. Some important risk factors that could cause the Company's actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following:

* Legal and regulatory developments that may have an adverse impact on the Company or its segments. For example:

- The judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern

      District of Ohio, Eastern Division) is upheld on appeal and the reductions to which the Company believes it is entitled are not realized;

- Restrictions on real estate development that could delay the Company's proposed real estate development activities;

- A change in toxic tort or asbestos litigation trends that is adverse to the Company;

-     Changes in international tax laws or currency controls.

* Changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest.

* Changes in U.S., global or regional economic conditions, which may affect, among other things, 1) consumer spending on new vehicles which could reduce demand for products from the GDX Automotive segment, 2) customer funding for the purchase of Aerospace and Defense products which may impact the segment's business base and, as a result, impact its ability to recover environmental costs, 3) health care spending and demand for the pharmaceutical ingredients produced by Fine Chemicals, 4) the Company's ability to successfully complete its real estate activities, and 5) the funded status and costs related to employee retirement benefit plans.

* Changes in U.S. and global financial markets, including market disruptions, and significant currency or interest rate fluctuations, may impede the Company's access to, or increase the cost of, external financing for its operations and investments and/or materially affect results of operations and cash flows.

* As a defense contractor, the Company's Aerospace and Defense segment is subject to certain risks, including:

- The right of the U.S. government to terminate any contract for convenience;

- Modification or termination of U.S. government contracts due to lack of congressional funding;

- Successful bids for new programs, the exercise of contract options or follow-on contracts cannot be assured in light of the competitive bidding atmosphere under which most contracts are awarded.

* Increased competitive pressures both domestically and internationally which may, among other things, affect the performance of the Company's businesses. For example, the automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies. Accordingly, industry suppliers, such as the Company's GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand their market share.

* Labor disputes, which may lead to increased costs or disruption of operations in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments.

* Changes in product mix, which may affect automotive vehicle preferences and demand for the Company's GDX Automotive segment's products.

* Technological developments or patent infringement claims which may impact the use of critical technologies in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments leading to reduced sales and/or increased costs.

* An unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company.

These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2002 and its subsequent filings with the Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's website at http://www.GenCorp.com.

(Tables to Follow)

      BUSINESS SEGMENT INFORMATION
GenCorp Inc.

                                                            Three Months Ended                   Six Months Ended
                                                          -------------------------          --------------------------
                                                           MAY 31,          May 31,           MAY 31,           May 31,
(Dollars in millions,                                       2003             2002              2003              2002
    except per-share data)                                       (UNAUDITED)                         (UNAUDITED)
                                                          -------------------------          --------------------------
NET SALES
GDX Automotive                                            $    214         $    209          $    405          $    399
Aerospace and Defense                                           84               84               147               138
Fine Chemicals                                                  17               10                34                15
                                                          --------         --------          --------          --------
                                                          $    315         $    303          $    586          $    552
                                                          --------         --------          --------          --------
INCOME FROM OPERATIONS
GDX Automotive                                            $     16         $     14          $     21          $     20
Aerospace and Defense                                           11               14                20                30
Fine Chemicals                                                   4               (1)                6                (4)
Unusual items                                                   --               (6)               --                (6)
                                                          --------         --------          --------          --------
SEGMENT OPERATING PROFIT                                        31               21                47                40
Interest expense                                                (6)              (4)              (11)               (7)
Corporate and other expenses                                   (10)              (6)              (16)              (15)
Unusual items                                                   --               (1)               --                (3)
                                                          --------         --------          --------          --------
INCOME BEFORE INCOME TAXES                                      15               10                20                15
                                                          --------         --------          --------          --------
Income tax provision                                            (5)              (4)               (7)               (6)
                                                          --------         --------          --------          --------
NET INCOME                                                $     10         $      6          $     13          $      9
                                                          ========         ========          ========          ========

                                                          --------         --------          --------          --------
BASIC EARNINGS PER COMMON SHARE:                          $   0.22         $   0.14          $   0.30          $   0.21
                                                          ========         ========          ========          ========

                                                          --------         --------          --------          --------
DILUTED EARNINGS PER COMMON SHARE:                        $   0.21         $   0.14          $   0.30          $   0.21
                                                          ========         ========          ========          ========

SHARES USED FOR CALCULATION OF EARNINGS PER COMMON
    SHARE (IN THOUSANDS):

Basic                                                       43,226           42,795            43,115            42,723
Diluted                                                     51,391           43,327*           43,142*           43,166*

                                                          --------         --------          --------          --------
Capital expenditures                                      $     12         $      8          $     21          $     14
Depreciation and amortization                             $     19         $     16          $     37          $     32
                                                          --------         --------          --------          --------

*     Excludes convertible notes that are anti-dilutive

CONDENSED CONSOLIDATED BALANCE SHEET
GenCorp Inc.

                                                                    MAY 31,     November 30,
(Dollars in millions)                                                2003          2002
                                                                    ------        ------
                                                                  (UNAUDITED)
ASSETS
Cash and cash equivalents                                           $   46        $   48
Accounts receivable                                                    139           139
Inventories, net                                                       184           167
Recoverable from the U.S. government and other third parties
   for environmental remediation costs                                  24            24
Prepaid expenses and other                                              11             5
                                                                    ------        ------
TOTAL CURRENT ASSETS                                                   404           383
Recoverable from the U.S. government and other third parties
   for environmental remediation costs                                 196           208
Deferred income taxes                                                   --             9
Prepaid pension asset                                                  345           337
Goodwill                                                               138           126
Property, plant and equipment, net                                     496           481
Other noncurrent assets, net                                            92            92
                                                                    ------        ------
                                                                    $1,671        $1,636
                                                                    ======        ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt         $   35        $   22
Accounts payable                                                        87            89
Reserves for environmental remediation costs                            39            39
Income taxes payable                                                    11            22
Other current liabilities                                              197           201
                                                                    ------        ------
TOTAL CURRENT LIABILITIES                                              369           373
Convertible subordinated notes                                         150           150
Other long-term debt, net of current portion                           213           215
Reserves for environmental remediation costs                           285           301
Postretirement benefits other than pensions                            169           176
Deferred income taxes                                                    9            --
Other noncurrent liabilities                                            66            61
Total Shareholders' Equity                                             410           360
                                                                    ------        ------
                                                                    $1,671        $1,636
                                                                    ======        ======

                                       ###